Exhibit 5.1

Our ref     RDS/704667-000003/26526361v3

Ambrx Biopharma Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

25 May 2023

Dear Sirs

Ambrx Biopharma Inc.

We have acted as Cayman Islands legal advisers to Ambrx Biopharma Inc. (the “Company”) in connection with the Company’s shelf registration statement on Form S-3 (Registration No. 333-271008), filed on 30 March 2023 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, including all amendments or supplements thereto (the “Registration Statement”), and the prospectus supplement (to the prospectus dated 2 May 2023) dated 25 May 2023 (the “Prospectus Supplement”) relating to the sale by the Company of American Depositary Shares (“ADSs”), representing the Company’s ordinary shares of par value US$0.0001 each (“Shares”), to be sold to the Purchaser (as defined in the Prospectus Supplement) pursuant to and in accordance with the terms of the Purchase Agreement (as defined in the Prospectus Supplement).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 May 2015.

1.2

The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 1 April 2021 and conditional upon and effective immediately prior to the completion of the Company’s initial public offering of Shares represented by ADSs (the “Memorandum and Articles”).

1.3

The written resolutions of the board of directors of the Company dated 22 March 2023 and the minutes of the meeting of the board of directors of the Company held on 23 May 2023 (such written resolutions and the resolutions set out in such minutes, the “Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 23 May 2023, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$60,000 divided into 600,000,000 Ordinary Shares of a par value of US$0.0001 each.

3.3

The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement and under the caption “Material Cayman Islands Tax Considerations” in the Prospectus Supplement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3

The phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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